UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  December 4, 2007

Electronic Data Systems Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)
01-11779	75-2548221
(Commission File Number)	(IRS Employer Identification No.

5400 Legacy Drive, Plano, Texas	75024
(Address of Principal Executive Offices)	(Zip Code)

(972) 604-6000
Registrant's telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      o   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      o   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      o   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      o   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 4, 2007, the Board of Directors of Electronic Data Systems Corporation ("EDS") appointed President and Chief Executive Officer Ronald A. Rittenmeyer to the additional position of Chairman of the Board, effective December 31, 2007.  Michael H. Jordan will resign as Chairman, and as a director and officer of EDS, effective December 31, 2007.  Mr. Jordan will continue to be employed by EDS as Chairman Emeritus and, in such capacity, will continue to receive his current base salary and be eligible for the executive perquisites previously available to him.   In addition, on December 4, 2007, Mr. Jordan was granted an option to purchase 255,000 shares of EDS common stock at an exercise price of $19.905 per share (the fair market value of EDS common stock on the grant date under the EDS Incentive Plan).  Such options have a four-year term and will vest on the first anniversary of the grant date.  Mr. Jordan  will not participate in EDS' 2008 Corporate Bonus Plan or receive future Performance Restricted Stock Unit awards under EDS' long-term incentive plan.  In addition, the Change of Control Employment Agreement with Mr. Jordan will be amended effective as of December 31, 2007, to eliminate  the 2.99X base salary and target bonus cash severance (but continue to provide for accelerated equity vesting) in the event of a change of control of EDS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                                   ELECTRONIC DATA SYSTEMS CORPORATION

December 6, 2007                                                                                                    By:    /S/ STORROW M. GORDON

                                                                                                                                          Storrow M. Gordon

                                                                                                                                          Executive Vice President

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